Exhibit 10.19

Form of
Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan, as amended
Restricted Share Unit Award Agreement

[●] Participant Name
[●] Restricted Share Units
[●] Grant Date

By accepting this Restricted Share Unit award, the Participant agrees to the following terms and conditions and the terms of the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan, as amended (“the Plan”). The “Restricted Period” begins on the Grant Date and ends on the Vesting Date (as each is defined below). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan.

(1)VESTING.
Restricted Share Units will vest on the dates outlined below (the “Vesting Date”), provided that the Participant continues to be employed on such dates.
[●]
(2)RESTRICTIONS. None of the Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of all conditions specified in this Agreement.

(3)RECORDING OF AWARD. The Company shall cause the Restricted Share Unit award to be appropriately recorded as of the date of grant (the “Grant Date”).

(4)RIGHTS OF PARTICIPANT. During the Restricted Period, the Participant shall not have the right to vote the Restricted Share Units or to receive dividends with respect thereto.

(5)FORFEITURES.

(a)Except as noted in this Section (5), Restricted Share Units granted to the Participant pursuant to this Agreement shall be forfeited in the event of the Participant’s Termination of Service for any reason prior to the expiration or termination of the Restricted Period. Upon such forfeiture, the Restricted Share Unit award shall be cancelled.

(b)Subject to the conditions outlined below, upon the Participant’s involuntary Termination of Service by the Company, the Participant shall vest in a pro-rata percentage of Restricted Share Units effective as of the last day of the Restricted Period. The pro-rata percentage shall be equal to (x) the number of complete months between the first day of the Restricted Period and the Participant’s termination date, divided by (y) the aggregate number of months in the Restricted Period. Pro-rata vesting shall be reduced by any Restricted Share Units previously vested under this agreement and is subject to the following conditions:
(i)Involuntary Termination of Service by the Company must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion);
(ii)The Participant must execute and not revoke a release of claims against the Company in a form specified by the Company, as prescribed in Section (6)(a).
(iii)[During the Restricted Period, the Participant may not (x) be employed by a competitor of the Company or (y) directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company or assist anyone else in doing so (each as determined by the Committee or its designees in their sole discretion).]

(c)In the event of Participant’s Termination of Service as a result of Total Disability, the Restricted Share Units granted to the Participant pursuant to this Agreement shall continue to vest during the period of the Participant’s Total Disability.
(d)In the event of Participant’s Termination of Service as a result of his or her death, or if the Participant’s period of Total Disability terminates as a result of his or her death, all provision of services conditions shall be deemed to have been satisfied and the Restricted Period shall be deemed to have expired.
(e)In the event of Participant’s Termination of Service as a result of his or her Retirement, such Termination of Service will be treated as a voluntary resignation. For the avoidance of doubt, the Participant shall not be eligible to receive any pro rata vesting in connection with a Retirement set forth in Section 11.02 of the Plan.
(6)SETTLEMENT OF RESTRICTED SHARE UNITS.

(a)Upon the expiration or termination of the Restricted Period and the satisfaction of all other conditions prescribed by the Committee, a number of shares of Common Stock equal to the number of Restricted Share Units with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than (x) the end of the year in which the Restricted Period ended and the conditions were satisfied or (y) if later, within thirty (30) days following the lapse of the Restricted Period; provided, that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment and shall be required to execute a release to receive the vesting and settlement prescribed in Section (5)(b). To the extent such a release is required and, as a result of the timing of the execution of such release, settlement could be made in two different tax years, settlement shall in all such cases be made in the second such year.
(b)If the Participant is a “specified employee,” as that term is defined in Section 409A and the Treasury regulations thereunder, and the Participant receives payment(s) in connection with his or her Termination of Service on a date determinable based on the date of Termination of Service and not a pre-determined fixed date or schedule, then, except in the event of Termination of Service as a result of the Participant’s death or the Participant’s death after such Termination of Service, such payment(s) shall be delayed by at least six months after the date of the specified employee’s Termination of Service.
(c)For the avoidance of doubt, there shall not be any election to defer any Restricted Share Units under this Award Agreement under Sections 11.08 or 11.09 of the Plan.
(7)EFFECT OF CHANGE IN CONTROL. Upon a Participant’s Termination of Service (x) by the Company other than for Cause or (y) by the Participant for Good Reason, in each case within twenty four (24) months following a Change in Control, and provided that that the Change in Control is a “change in control event” as defined in Section 409A and the Treasury regulations thereunder, any conditions applicable to any Restricted Share Units shall be deemed to have been satisfied and the Restricted Period shall be deemed to have expired.
(8)TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(9)MISCELLANEOUS.

(a)No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.

(b)Clawback. Subject to restrictions set forth in the Plan and/or such clawback policy implemented by the Company from time to time, if required by law or if the Participant engaged, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse to the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(c)Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

(d)Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan will control.

(e)Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Restricted Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Restricted Share Units granted hereunder and supersede all prior agreements and understandings.
(h)Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be an original and all of which together will be the same Agreement.
(i)Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
(j)Section 409A. This Agreement and the Restricted Share Units are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the Code and the Treasury Regulations thereunder, and the provisions of this Agreement shall be interpreted and operated accordingly. If any provision of this Agreement or any term or condition of the Restricted Share Units would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. If the Restricted Share Units include a “series of installment payments” (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Participant's right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.